Exhibit 99.1

Granite Construction Announces Fourth Quarter and Full Year 2004 Results

          WATSONVILLE, Calif., Feb. 16 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced financial results for the fourth quarter and year ended December 31, 2004.  The Company reported earnings per diluted share of $0.47 for the quarter and $1.39 for the year compared with $0.34 for the fourth quarter 2003 and $1.48 for the twelve months ended December 31, 2003.*

          Revenue for the fourth quarter 2004 totaled $540.6 million compared with $492.7 million a year ago.  Total backlog at December 31, 2004 totaled $2.4 billion compared with $2.0 billion at December 31, 2003.  $25.5 million of revenue for the quarter ended December 31, 2004 and $280.5 million of backlog at December 31, 2004 are a result of consolidating certain construction joint ventures (prospectively beginning on January 1, 2004) as required by new accounting rules.**

          New awards for the fourth quarter 2004 totaled $660.6 million compared with $578.4 million in 2003.  Large projects awarded during the quarter include two highway projects in Texas for $32.7 million and $131.1 million, a Design-Build project in Florida for $147.8 million and a transit project in New York City for $49.8 million.

          "We are pleased that the Branch Division's performance exceeded our expectations despite wet weather early in the quarter and reduced public sector funding in California, our single largest market," said William G. Dorey, president and chief executive officer.  "In particular, we are pleased with the strength of our private development market, which supported our construction business in the West and drove the demand for our construction materials and we look for this to continue in 2005.

          "We are, however, extremely disappointed with the bottom line results from our Heavy Construction Division (HCD).  We are intent on improving our HCD performance and are focusing considerable attention on the basic fundamentals of this business beginning with management oversight, a disciplined bidding philosophy and a commitment to project execution and forecasting.  While we have some underperforming projects yet to complete, I believe we will begin to see our efforts reflected in improved financial results from the division in 2005," said Dorey.

          Operating income for the quarter decreased $5.8 million to $17.2 million compared with $23.0 million for the fourth quarter ended December 31, 2003. Other income totaled $9.7 million in the fourth quarter 2004, an increase of $10.0 million over the same period in 2003.  This increase is primarily due to the investment income from a real estate limited partnership, the planned sale of stock in a non-affiliated company and an increase in interest income.

          Fourth Quarter Results By Segment

          Branch Division operating income for the quarter increased 14.2% to $31.3 million compared with $27.4 million a year ago.  Quarterly revenue for the division totaled $319.3 million, an increase of $15.1 million or 5.0% over the same period in 2003.  Backlog increased 23.1% to $561.9 million compared with $456.4 million at December 31, 2003.  Branch Division gross profit as a percent of revenue was 16.4% for the fourth quarter 2004 compared with 15.7% for the fourth quarter 2003.  Operating income as a percent of revenue in the quarter was 9.8% compared with 9.0% in the fourth quarter of 2003.

          HCD operating income for the quarter was essentially breakeven compared with $7.3 million for the fourth quarter 2003.  HCD revenue for the quarter totaled $221.3 million versus $188.5 million for the same period last year and includes $25.5 million in the 2004 quarter from newly consolidated joint ventures.**  Backlog was $1.9 billion at December 31, 2004 (including $280.5 million from our newly consolidated joint ventures**) compared with $1.5 billion at December 31, 2003.  HCD gross profit as a percent of revenue decreased in the quarter to 3.4% compared with 7.5% for the fourth quarter 2003.   This decrease is due primarily to profit forecasts on several projects that were revised downward as a result of increased estimated costs to complete.

          Full Year 2004 Results

          Revenue for the year totaled $2.1 billion (including $104.3 million from our newly consolidated joint ventures**) as compared with $1.8 billion in 2003.  General and administrative expenses for the year totaled $157.0 million or 7.4% of revenue compared with $151.9 million or 8.2% of revenue for 2003. The $5.2 million increase primarily reflects personnel-related costs associated with increased volume as well as additional expenses associated with pre-bid costs and Sarbanes-Oxley Section 404 compliance.

*

Results in 2003 include $18.4 million in pre-tax income related to the sale of the State Route 91 tollroad franchise by the California Private Transportation Corporation, of which Granite is a 22.2% limited partner.

**

The Company has determined that certain of the construction joint ventures in which it participates are variable interest entities as defined by Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities" issued by the Financial Accounting Standards Board.  Accordingly, the Company has consolidated those joint ventures where it has determined that the Company is the primary beneficiary prospectively beginning on January 1, 2004.  There was no material effect on the Company's net income as a result of these consolidations for the three or twelve months ended December 31, 2004.

          Fourth Quarter and Fiscal Year 2004 Conference Call

          Granite will conduct a conference call tomorrow, February 17, 2005, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter and full-year and its outlook for 2005.  The conference call will be Webcast live and can be accessed at http://www.graniteconstruction.com/investor-relations .

          Preliminary Results

          The financial information in this announcement reflects the Company's preliminary results subject to completion of the annual audit. Audited financial results will appear in Granite's Form 10-K, which will be filed on or before March 16, 2005.

          Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

          This press release contains forward-looking statements, such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy.

          All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release.  Granite undertakes no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

          For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Quantitative and Qualitative Disclosures About Market Risk" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at 831-724-1011 or at Granite's website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	December 31, 2004	December 31, 2003

Assets
Current assets
Cash and cash equivalents	$161,627	$69,919
Short-term marketable securities	102,237	90,869
Accounts receivable, net	357,842	288,210
Costs and estimated earnings in excess of billings	54,384	31,189
Inventories	31,711	29,878
Deferred income taxes	21,012	22,421
Equity in construction joint ventures	20,895	42,250
Other current assets	75,630	43,915
Total current assets	825,338	618,651
Property and equipment, net	376,197	344,734
Long-term marketable securities	13,828	41,197
Investment in affiliates	10,725	18,295
Other assets	51,866	37,533
	$1,277,954	$1,060,410
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$15,861	$8,182
Accounts payable	191,782	135,468
Billings in excess of costs and estimated earnings	144,401	99,337
Accrued expenses and other current liabilities	117,367	100,717
Total current liabilities	469,411	343,704
Long-term debt	148,503	126,708
Other long-term liabilities	40,641	29,938
Deferred income taxes	44,135	44,297
Minority interest in consolidated subsidiaries	24,790	10,872
Stockholders' equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value, authorized 100,000,000 shares; issued and outstanding 41,612,319 shares in 2004 and 41,528,317 shares in 2003	416	415
Additional paid-in capital	76,766	73,651
Retained earnings	482,635	442,272
Accumulated other comprehensive income	1,475	76
	561,292	516,414
Unearned compensation	(10,818)	(11,523)
	550,474	504,891
	$1,277,954	$1,060,410

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

	Revenue

	Year Ended December 31,		Variance

	2004	2003	Amount	Percent

Contracts
Federal	$118,613	$63,852	$54,761	85.8
State	709,629	722,055	(12,426)	(1.7)
Local	724,855	553,146	171,709	31.0
Total public sector	1,553,097	1,339,053	214,044	16.0
Private sector	318,762	252,693	66,069	26.1
Aggregate sales	264,353	252,745	11,608	4.6
	$2,136,212	$1,844,491	$291,721	15.8

BY MARKET SECTOR

	Backlog

	December 31,		Variance

	2004	2003	Amount	Percent

Contracts
Federal	$64,348	$105,397	$(41,049)	(38.9)
State	1,003,614	747,214	256,400	34.3
Local	1,137,821	962,255	175,566	18.2
Total public sector	2,205,783	1,814,866	390,917	21.5
Private sector	232,211	170,922	61,289	35.9
Aggregate sales	—	—	—	—
	$2,437,994	$1,985,788	$452,206	22.8

BY GEOGRAPHIC AREA

	Revenue

	Year Ended December 31,		Variance

	2004	2003	Amount	Percent

California	$761,365	$680,597	$80,768	11.9
West (Excl. CA)	634,206	593,781	40,425	6.8
Midwest	84,587	59,911	24,676	41.2
Northeast	297,423	164,944	132,479	80.3
South	358,631	345,258	13,373	3.9
	$2,136,212	$1,844,491	$291,721	15.8

BY GEOGRAPHIC AREA

	Backlog

	December 31,		Variance

	2004	2003	Amount	Percent

California	$607,737	$259,035	$348,702	****
West (Excl. CA)	369,294	317,520	51,774	16.3
Midwest	120,578	36,096	84,482	****
Northeast	582,780	730,603	(147,823)	(20.2)
South	757,605	642,534	115,071	17.9
	$2,437,994	$1,985,788	$452,206	22.8

**** Represents percentages greater than 100%

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended

	December 31,		Variance

Operations	2004	2003	Amount		Percent

Revenue	$540,615	$492,726	$47,889		9.7
Gross profit	$56,245	$58,191	$(1,946)		(3.3)
Gross profit as a percent of revenue	10.4%	11.8%	(1.4%	)	—
General and administrative expenses	$40,570	$36,401	$(4,169)		(11.5)
G&A expenses as a percent of revenue	7.5%	7.4%	(0.1%	)	—
Gain on sales of property and equipment	$1,489	$1,168	$321		27.5
Other income (expense)
Interest income	$3,894	$1,789	$2,105		****
Interest expense	$(1,779)	$(2,000)	$221		11.1
Equity in income (loss) of affiliates	$3,286	$(431)	$3,717		****
Other, net	$4,285	$374	$3,911		****
Total other income (loss)	$9,686	$(268)	$9,954		****
Income before provision for income taxes and minority interest	$26,850	$22,690	$4,160		18.3
Minority interest	$(607)	$(618)	$11		1.8
Net income	$19,525	$13,858	$5,667		40.9
Net income per share:
Basic	$0.48	$0.34	$0.14		41.2
Diluted	$0.47	$0.34	$0.13		38.2
Weighted average shares of common stock:
Basic	40,444	40,222	222		0.6
Diluted	41,200	41,010	190		0.5

	Year Ended December 31,		Variance

	2004	2003	Amount	Percent

Operations
Revenue	$2,136,212	$1,844,491	$291,721	15.8
Gross profit	$222,021	$226,450	$(4,429)	(2.0)
Gross profit as a percent of revenue	10.4%	12.3%	(1.9)%	—
General and administrative expenses	$157,035	$151,879	$(5,156)	(3.4)
G&A expenses as a percent of revenue	7.4%	8.2%	0.8%	—
Gain on sales of property and equipment	$18,566	$4,714	$13,852	****
Other income (expense)
Interest income	$7,962	$6,422	$1,540	24.0
Interest expense	$(7,191)	$(8,577)	$1,386	16.2
Equity in income (loss) of affiliates	$6,162	$17,657	$(11,495)	(65.1)
Other, net	$4,439	$2,738	$1,701	62.1
Total other income (loss)	$11,372	$18,240	$(6,868)	(37.7)
Income before provision for income taxes and minority interest	$94,924	$97,525	$(2,601)	(2.7)
Minority interest	$(9,440)	$(1,717)	$(7,723)	****
Net income	$57,007	$60,504	$(3,497)	(5.8)
Net income per share:
Basic	$1.41	$1.51	$(0.10)	(6.6)
Diluted	$1.39	$1.48	$(0.09)	(6.1)
Weighted average shares of common stock:
Basic	40,390	40,175	215	0.5
Diluted	41,031	40,808	223	0.5

			Variance

Financial Position	Dec. 31, 2004	Dec. 31, 2003	Amount	Percent

Working capital	$355,927	$274,947	$80,980	29.5
Current ratio	1.76	1.80	(0.04)	(2.2)
Long-term debt	$148,503	$126,708	$21,795	17.2
Total liabilities to equity ratio	1.32	1.10	0.22	20.0
Stockholders’ equity	$550,474	$504,891	$45,583	9.0
Total assets	$1,277,954	$1,060,410	$217,544	20.5
Book value per common share	$13.23	$12.16	$1.07	8.8
Backlog	$2,437,994	$1,985,788	$452,206	22.8

**** Represents percentages greater than 100%

SOURCE  Granite Construction Incorporated
          -0-                                        02/16/2005
          /CONTACT:  Jacque Underdown of Granite Construction Incorporated, +1-831-761-4741/
          /Web site:  http://www.graniteconstruction.com /